Exhibit 99.1

PDS Biotech Provides Business Update and Reports First Quarter 2024 Financial Results
Provided Positive, Updated Data from Phase 2 VERSATILE-002 Clinical Trial with Versamune® HPV in Combination with KEYTRUDA® in Recurrent or Metastatic Head and Neck Cancer
Expanded Global Intellectual Property Surrounding Versamune® Platform
PRINCETON, N.J., May 15, 2024 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers and the development of infectious disease vaccines, today provided a business update and reported financial results for the first quarter of 2024. The press release will be available in the Investor Relations section of the Company’s website at www.pdsbiotech.com.
Recent Developments
•
Hosted a Key Opinion Leader event on May 8, 2024 during which prominent experts in head and neck squamous cell cancer (“HNSCC”) discussed positive, updated VERSATILE-002 data and the unmet need in HPV16-positive HNSCC. A replay of the event can be found here.

•
Announced updated results from the VERSATILE-002 Phase 2 trial evaluating first line treatment of patients with HPV16-positive recurrent or metastatic HNSCC using Versamune® HPV + KEYTRUDA® (pembrolizumab) (n=53).

o	Median overall survival is 30 months; Published results for immune checkpoint inhibitors are 7-18 months.
o	The cohort met its primary endpoint of best overall response (BOR).
o	BOR by investigator assessment is 34% (Combined Positive Score (CPS) ≥1; n=18/53); 48% (CPS≥20; n=10/21); Published results for ICIs are <20% (CPS>1) and <25% (CPS≥20).
■	CPS is used to assess PD-L1 expression
o	Progression free survival is 6.3 months (CPS≥1); 14.1 months (CPS≥20); Published results for immune checkpoint inhibitors 2-3 months.
o	VERSATILE-002 data to date indicate a durable response in first line recurrent or metastatic HNSCC patients with CPS≥1.
o	The combination of Versamune® HPV + pembrolizumab was well tolerated.

•
Announced an updated clinical strategy with a two-part registrational trial focused on the triple combination of Versamune® HPV + PDS01ADC + pembrolizumab as a first line treatment in HPV16-positive recurrent or metastatic HNSCC.

o
PDS01ADC is the Company’s novel, investigational tumor-targeting IL-12-fused antibody-drug conjugate (ADC), which has shown promise in a clinical trial of Versamune® HPV + PDS01ADC + an investigational ICI conducted by the National Cancer Institute.

o	Part one of the clinical trial will focus on dose optimization with a data readout based on safety and objective response rate.
o	The randomized second part of the trial will include an interim data readout with overall survival as its primary endpoint.
•	Further strengthened management with the addition of Stephan Toutain, M.S., MBA, as Chief Operating Officer. Mr. Toutain brings extensive operational and commercial experience to PDS Biotech.

Versamune® Platform Intellectual Property
•
Company received patents granted by the Israel Patent Office and IP Australia that will extend protections for the Company’s novel investigational T cell activating Versamune® platform through Dec. 2038 and Nov. 2036, respectively.

o
The Israel Patent Office granted patent No. 275154 titled, “Methods and compositions comprising cationic lipids for stimulating type I interferon genes,” extending protections for compositions using the Versamune® platform and comprising of cationic lipid for activating type I interferons. This patent covers all formulations and compositions that include Versamune to activate a T cell response.

o
IP Australia granted patent No. 2016354590 titled, “Lipids as synthetic vectors to enhance antigen processing and presentation ex-vivo in dendritic cell therapy.” This patent covers the use of Versamune® compositions that reduce the populations of immune suppressive cells in the tumor and its application for the development of dendritic cell-based approaches to immunotherapy.

First Quarter 2024 Financial Results
Reported net loss was approximately $10.6 million, or $0.30 per basic share and diluted share, for the three months ended March 31, 2024, compared to a net loss of $9.7 million, or $0.32 per basic share and diluted share, for the three months ended March 31, 2023. The increase was due to higher operating and net interest expenses.
Research and development expenses increased to approximately $6.7 million for the three months ended March 31, 2024, from $5.8 million for the three months ended March 31, 2023. The increase of $0.9 million was primarily attributable to an increase of $1.2 million in clinical studies and medical affairs offset by a decrease of $0.1 million in personnel costs, $0.1 million in professional fees and $0.1 million in manufacturing expenses.
General and administrative expenses decreased to approximately $3.4 million for the three months ended March 31, 2024, from approximately $3.6 million for the three months ended March 31, 2023. The decrease of $0.2 million was primarily attributable to an increase of $0.3 million in professional fees offset by a decrease of $0.5 million in personnel costs.

Total operating expenses increased to approximately $10.1 million for the three months ended March 31, 2024 from $9.4 million for the three months ended March 31, 2023.
Net interest expenses increased to approximately $0.5 million for the three months ended March 31, 2024 from $0.2 million for the three months ended March 31, 2023.
Cash and cash equivalents as of March 31, 2024, totaled approximately $66.6 million.
About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers and the development of infectious disease vaccines. The Company plans to initiate a pivotal clinical trial in 2024 to advance its lead program in advanced head and neck squamous cell cancers (HNSCC). PDS Biotech’s lead program is a proprietary dual-acting combination of IL-12 fused antibody drug conjugate (ADC) PDS01ADC and T-cell activator Versamune® HPV in regimen with a standard-of-care immune checkpoint inhibitor. We believe that proof-of-concept long-term data have shown positive survival results and tumor shrinkage with this combination and indicate favorable tolerability.
We believe that with a novel investigational “inside-outside” mechanism, the PDS01ADC and Versamune® HPV immunotherapy has shown compelling results with potential to successfully disrupt a tumor’s inside defenses, while also generating potent, targeted killer T-cells to attack the tumor from the outside. We believe that data from more than 350 patients, as well as ongoing clinical trials across multiple tumor types and standard treatment regimens, have validated the potential for both platforms and point to potential broad utility.

Our Infectimune® based vaccines have demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T-cell responses, including long-lasting memory T-cell responses in pre-clinical studies to date. For more information, please visit www.pdsbiotech.com.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS01ADC, PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS01ADC, PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation.
Keytruda® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.
Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com
Media Contact:
Gina Mangiaracina
6 Degrees
Phone +1 (917) 797-7904
Email: gmangiaracina@6degreespr.com

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development expenses	$6,704,164	$5,843,686
General and administrative expenses	$3,393,463	$3,578,728
Total operating expenses	$10,097,627	$9,422,414

Loss from operations	$(10,097,627)	$(9,422,414)

Interest income (expense), net
Interest income	$668,895	$729,341
Interest expense	$(1,174,745)	$(966,845)
Interest income (expense), net	$(505,850)	$(237,504)

Net loss and comprehensive loss	$(10,603,477)	$(9,659,918)

Per share information:
Net loss per share, basic and diluted	$(0.30)	$(0.32)
Weighted average common shares outstanding basic and diluted	34,815,870	30,428,053

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Unaudited selected Balance Sheet Data
	March 31, 2024	December 31, 2023
Cash and cash equivalents	$66,634,417.00	$56,560,517.00
Working Capital	$53,622,075.00	$45,425,100.00
Total assets	$69,006,366.00	$59,390,082.00
Long term Debt	$16,651,420.00	$19,506,183.00
Accumulated Deficit	$(155,104,092.00)	$(144,500,613.00)
Total stockholders’ equity	$37,183,045.00	$26,130,949.00